Exhibit 5



                     AMENDMENT NO. 1 TO AGREEMENT OF MERGER

         This Amendment No. 1 (this "Amendment") to the Agreement of Merger, dated as of December 27, 2005 (the "Merger Agreement"), is entered into as of April 13, 2006, by and among F&M Holding Company ("F&M"), Cascade Bancorp ("Cascade"), F&M Acquisition Corporation (formerly Igloo Acquisition Corporation) ("Acquisition Co.") and David F. Bolger (the "Bolger Shareholder").

                                    RECITALS

         WHEREAS, F&M, Cascade, Acquisition Corp. and the Bolger Shareholder are parties to the Merger Agreement, and wish to amend the Merger Agreement with respect to certain covenants and conditions precedent contained therein in order to facilitate the closing of the Merger.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

         1. Definitions. All capitalized terms used and not defined herein shall have the meanings given to them in the Merger Agreement.

         2. Closing Balance Sheet. The first sentence of Section 5.12 of the Merger Agreement is hereby amended and restated as follows:

               "Not fewer than five (5) days prior to the Closing Date, F&M will prepare and deliver to Cascade an updated, unaudited consolidated balance sheet of F&M Bank dated as of March 31, 2006 (the "Closing Balance Sheet")."

         3. Certain Obligations. Cascade hereby agrees that the requirements and obligations set forth in Section 5.17 of the Merger Agreement are hereby waived.

         4. Continued Force and Effect. The Merger Agreement, as amended by this Amendment, is hereby ratified and affirmed as of the date hereof, and shall continue to be in full force and effect.

         5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, may be delivered by facsimile and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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         6. Headings and Captions. All headings and captions contained in this
Amendment are inserted for convenience only and shall not be deemed a part of this Amendment.

         7. Governing Law. This Amendment shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Oregon, without reference to any rules governing conflicts of laws.


                      [The next page is a signature page.]

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         IN WITNESS WHEREOF, F&M, Cascade, Acquisition Co. and the Bolger
Shareholder have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

         CASCADE BANCORP


         By: /s/ Patricia L. Moss
             --------------------
               Patricia L. Moss
               Chief Executive Officer


         F&M HOLDING COMPANY


         By: /s/ Clarence Jones
             --------------------
               Clarence Jones
               President


         F&M ACQUISITION CORPORATION


         By: /s/ Patricia L. Moss
             --------------------
               Patricia L. Moss
              President and CEO


         BOLGER SHAREHOLDER


         /s/ David F. Bolger
         ------------------------
         David F. Bolger